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                                                                       EXHIBIT 1

                            ASSET PURCHASE AGREEMENT



        THIS ASSET PURCHASE AGREEMENT (this "Agreement") made and entered into this 18th day of January 2000, by and between BIKERS DREAM, INC. ("Seller"), and V-TWIN HOLDINGS, INC., a District of Columbia corporation ("Purchaser").

        WHEREAS, Seller's retail stores division: (i) is engaged in the sale and servicing of motorcycles to the general public at five Company-owned Bikers Dream Superstores in Santa Ana, Sacramento and San Diego, California, Dallas, Texas, and Conover, North Carolina (collectively, the "Company Superstores");
(ii) licenses the Seller's Intellectual Property (as defined below) and use of its business model and operating manuals to its independently owned Bikers Dream Superstores pursuant to the license agreements described in Schedule 1.1.9 hereto (collectively, the "License Agreements"); and (iii) operates an e-commerce site under the domain name "bikers-dream.com" (the "Domain Name") for the sale to the public of motorcycle parts, accessories and apparel (the businesses referred to in clauses (i), (ii) and (iii) above are hereafter collectively referred to as the "Retail Business"); and

        WHEREAS, pursuant to the terms and subject to the conditions set forth herein, Seller desires to sell to Purchaser, and Purchaser hereby desires to acquire from Seller, certain assets relating to the operation of the Retail Business, and Purchaser desires to assume certain liabilities in connection therewith (including, without limitation, the assignment by Seller to Purchaser of Seller's rights under the License Agreements and Seller's leases for the Company Superstores, and the assumption by Purchaser of Seller's obligations under said agreements); and

        WHEREAS, pursuant to the terms and conditions set forth herein, after the Settlement Date, Purchaser desires to continue to operate the Company Superstores at the five locations described above and in connection therewith, to enter into a Master Dealer Agreement with Seller relating to the distribution of Seller's Ultra Brand of motorcyles.

        NOW, THEREFORE, in consideration of the terms, covenants and conditions contained herein, the parties agree as follows:

        1.     GENERAL TERMS OF SALE

               1.1 Contract to Sell. Subject to the terms and conditions set forth herein, Seller hereby agrees to sell, assign, transfer and deliver to Purchaser, and Purchaser hereby agrees to purchase from Seller, the following assets and properties (collectively, the "Assets"):

                      1.1.1 All goods, supplies, equipment and fixtures (including trade fixtures, office machinery and equipment), used primarily in the operation of the Company Superstores


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